Exhibit 99.1

Pattern Energy Reports Third Quarter 2017 Financial Results
- Increases dividend to $0.422 per Class A common share for Q4 2017 -

SAN FRANCISCO, California, November 9, 2017 - Pattern Energy Group Inc. (the “Company” or “Pattern Energy”) (NASDAQ & TSX: PEGI) today announced its financial results for the 2017 third quarter.

Highlights
(Figures reported below are for the third quarter of fiscal 2017, unless otherwise noted)

•	Proportional gigawatt hours ("GWh") sold of 1,514 GWh

•	Net cash provided by operating activities of $2.1 million

•	Cash available for distribution ("CAFD") of $9.5 million, and on track to meet the narrowed full year guidance(1)

•	Net loss of $48.4 million

•	Adjusted EBITDA of $54.7 million

•	Revenue of $92.0 million

•
Declared a fourth quarter dividend of $0.422 per Class A common share or $1.69 on an annualized basis, subsequent to the end of the period, representing a 0.5% increase over the previous quarter’s dividend

•	Completed the acquisition of a 51% interest in the 179 MW Meikle Wind facility from Pattern Energy Group LP ("Pattern Development 1.0")(2) for a total investment of approximately $68 million

•
Announced the addition of the 100 megawatt (“MW”) Ishikari wind project in Japan to the Company's identified ROFO ("right of first offer") list, and as such the identified ROFO list now totals 1,150 MW of potential owned capacity

•	Completed an equity offering of approximately $215 million in gross proceeds, subsequent to the end of the period
“The strategic transactions we announced earlier this year together with the new capital we raised last month represent the beginning of the next phase of our growth strategy,” said Mike Garland, President and CEO of Pattern Energy. “With the steps we have taken this year, the business is significantly stronger today. We have a clear opportunity to capitalize on the assets from the identified ROFO list and our investment in Pattern Development 2.0. The expansion of the identified ROFO list demonstrates the progress we are making toward achieving our goal of 5 gigawatts ("GW") by 2020.”
(1) The forward looking measure of 2017 full year cash available for distribution (CAFD) is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2017 Quarterly Report on Form 10-Q for the period ended September 30, 2017.
(2) In December 2016, Pattern Energy Group LP ("Pattern Development 1.0") formed Pattern Energy Group 2 LP ("Pattern Development 2.0"), and together such companies are referred to as "Pattern Development".

Financial and Operating Results
Pattern Energy sold 1,513,997 megawatt hours ("MWh") of electricity on a proportional basis in the third quarter of 2017 compared to 1,472,300 MWh sold in the same period last year. Pattern Energy sold 5,663,782 MWh of electricity on a proportional basis for the nine months ended September 30, 2017 (YTD 2017) compared to 4,988,621 MWh sold in the same period last year. The 3% increase in the quarterly period was primarily attributable to the acquisition of new projects, specifically Armow in the fourth quarter of 2016, Broadview in the second quarter 2017 and Meikle in the third quarter of 2017, offset by unfavorable wind conditions as previously announced in the press release dated September 29, 2017. Production for the quarter was 15% below the long-term average forecast for the period.

Net cash provided by operating activities was $2.1 million for the third quarter of 2017 compared to $37.4 million for the same period last year. Net cash provided by operating activities was $159.3 million for YTD 2017 compared to $107.4 million for the same period last year. The change in the quarterly period was primarily due to increases of $21.6 million in cash payments for accounts payable and accrued liabilities due to timing of payments, $13.8 million in interest payments due to the issuance of the Unsecured Senior Notes in January 2017 and debt associated with the acquisitions in 2017, $7.3 million in transmission costs and $2.7 million in project expenses, as well as a decrease of $4.7 million in cash receipts due to timing of collections from trade receivables. These changes to net cash from operating activities were partially offset by a $11.4 million increase in distributions from unconsolidated investments and by a $2.6 million increase in revenues (excluding unrealized loss on energy derivative and amortization of PPAs).
Cash available for distribution was $9.5 million for the third quarter of 2017, which is above the midpoint of the guidance provided in the Company's press release dated September 29, 2017, compared to $20.2 million for the same period last year. Cash available for distribution was $103.8 million for YTD 2017 compared to $96.7 million for the same period in the prior year. The $10.7 million change in the quarterly period was primarily due to increases of $7.3 million in interest expense from the issuance of the Unsecured Senior Notes in January 2017 and debt associated with the acquisitions in 2017, $7.3 million in transmission costs, $2.7 million in project expenses and $1.0 million in distributions to noncontrolling interests. The change was partially offset by increases of $5.9 million in total distributions from unconsolidated investments, $2.6 million in revenues (excluding unrealized loss on energy derivative and amortization of PPAs), $0.3 million network upgrade reimbursement related to Broadview, as well as a decrease of $0.5 million in operating expense.
Net loss was $48.4 million in the third quarter of 2017, compared to $11.1 million for the same period last year. Net loss was $60.5 million for YTD 2017 compared to $55.7 million in the same period last year. The change in the quarterly period was primarily attributable to increases of $18.7 million in cost of revenues due to the acquisitions in 2017 and $24.4 million in other expense related to a decrease in earnings in unconsolidated investments, net of increases to interest expense, loss on undesignated derivatives and realized loss on designated derivatives. The impact of these items was partially offset by an increase in tax benefit of $5.2 million.
Adjusted EBITDA was $54.7 million for the third quarter of 2017 compared to $62.3 million for the same period last year. Adjusted EBITDA was $244.8 million for YTD 2017 compared to $219.0 million for the same period last year. The $7.6 million change in the quarterly period was primarily due to increases of $7.3 million in transmission costs and $2.7 million in project expense, and a decrease of $0.7 million in the proportionate share of Adjusted EBITDA from unconsolidated investments. These changes were partially offset by a $2.6 million increase in revenues (excluding unrealized loss on energy derivative and amortization of PPAs) and a $0.5 million decrease in operating expense.
Fourth Quarter Wind Conditions
Based on conditions to date in the fourth quarter of 2017, wind levels for the fourth quarter are in line with the long-term average forecast, which represents a substantial improvement from the wind levels in the first two months of the third quarter.
2017 Financial Guidance
Pattern Energy is narrowing its targeted annual cash available for distribution for 2017 to a range of $145 million to $160 million. The new range maintains the midpoint of the original range and that midpoint represents an increase of 15% compared to cash available for distribution in 2016. The range assumes long-term average proportionate production of the fleet for the remainder of 2017 and takes into account a potential adverse impact of any extended electric grid outage in Puerto Rico during the fourth quarter of 2017. As noted above, forward-looking cash available for distribution is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort for the reasons stated above.
Quarterly Dividend
Pattern Energy declared an increased dividend for the fourth quarter 2017, payable on January 31, 2018, to holders of record on December 29, 2017 in the amount of $0.422 per Class A common share, which represents $1.69 on an annualized basis. This is a 0.5% increase from the third quarter 2017 dividend of $0.42.
Operations Update
The completed evaluation of the 101 MW Santa Isabel project in Puerto Rico reported no material damage to the turbines or the project. While all of the turbines are operational, at present Santa Isabel has not been reconnected to the high voltage grid and the timing of when the project will be reconnected is not certain. Pattern Energy is working with the Puerto Rico Electric Power Authority ("PREPA"), the offtaker for the Santa Isabel project, to support PREPA's broader efforts to restore the high voltage grid so the project can help support providing much needed power to the Puerto Rican communities.

Project Acquisition
During the third quarter, Pattern Energy acquired a 91 MW owned interest in the 179 MW Meikle project, with PSP Investments acquiring the remaining 88 MW interest. The Meikle project, located in the Peace River Regional District of British Columbia, commenced commercial operations in the first quarter of 2017 and operates under a 25-year power purchase agreement with BC Hydro, which has a AAA/Aaa2 credit rating.
Pattern Energy acquired its 51% interest in Meikle for a total investment of approximately $68 million(1), paid at closing, which represents a CAFD multiple of 10x of the project’s five-year average CAFD(2).
Construction Pipeline
Pattern Energy has agreed to acquire a 51% interest in the 143 MW Mont Sainte-Marguerite project, located in the Chaudière-Appalaches region south of Québec City. The project is currently in the final stages of construction and commissioning and is expected to commence commercial operations in late 2017. The project will operate under a 25-year power purchase agreement with Hydro-Québec, which has a AA-/Aa2 credit rating.

Pattern Energy will acquire its 51% interest in Mont Sainte-Marguerite for a total investment of approximately $40 million(3), which represents a CAFD multiple of 10x of the five-year average CAFD(2). The acquisition is expected to close during the first quarter of 2018, following the commencement of commercial operations and subject to customary closing conditions. It will be funded at the time of closing using available liquidity.

(1)	Based on a CAD to USD exchange rate of $1.27

(2)
This forward looking measure of five-year average annual purchase price multiple of CAFD contribution from the Meikle and Mont Sainte-Marguerite projects is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking changes in working capital balances which are added to earnings to arrive at cash provided by operations and subtracted therefrom to arrive at CAFD. A description of the adjustments to determine CAFD can be found within Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations - Key Metrics, of Pattern Energy's 2017 Quarterly Report on Form 10-Q for the period ended September 30, 2017.

(3)	Based on a CAD to USD exchange rate of $1.32
Acquisition Pipeline
Pattern Development's pipeline of development projects totals more than 10 GW. Pattern Energy has a ROFO on a pipeline of acquisition opportunities from Pattern Development. The identified ROFO list stands at 1,150 MW of potential owned capacity and represents a portion of the Pattern Development pipeline of development projects, all of which are subject to Pattern Energy’s ROFO. Since its IPO, Pattern Energy has purchased, or agreed to purchase, 1,358 MW from Pattern Development 1.0 and in aggregate grown the identified ROFO list from 746 MW to more than 2 GW.

Below is a summary of the identified ROFO projects that Pattern Energy expects to acquire from Pattern Development in connection with Pattern Energy's project purchase rights:

						Capacity (MW)
Identified ROFO Projects	Status	Location	Construction Start (1)	Commercial Operations (2)	Contract Type	Rated (3)	Pattern Development- Owned (4)
Pattern Development 1.0 Projects
Otsuki Wind	Operational	Japan	n/a	2006	PPA	12	12
Kanagi Solar	Operational	Japan	2014	2016	PPA	10	10
Futtsu Solar	Operational	Japan	2014	2016	PPA	31	31
Conejo Solar(5)	Operational	Chile	2015	2016	PPA	104	104
El Cabo	In construction	New Mexico	2016	2017	PPA	298	125
Belle River	In construction	Ontario	2016	2017	PPA	100	43
Ohorayama	In construction	Japan	2016	2018	PPA	33	33
North Kent	In construction	Ontario	2017	2018	PPA	100	35
Henvey Inlet	Late stage development	Ontario	2017	2019	PPA	300	150
Tsugaru	Late stage development	Japan	2017	2020	PPA	122	122
Sumita	Late stage development	Japan	2019	2021	PPA	100	62
Pattern Development 2.0 Projects
Stillwater Big Sky	Late stage development	Montana	2017	2018	PPA	79	67
Crazy Mountain	Late stage development	Montana	2017	2019	PPA	80	68
Grady	Late stage development	New Mexico	2018	2019	PPA	220	188
Ishikari	Late stage development	Japan	2019	2022	PPA	100	100
						1,689	1,150

(1)	Represents year of actual or anticipated commencement of construction.

(2)	Represents year of actual or anticipated commencement of commercial operations.

(3)
Rated capacity represents the maximum electricity generating capacity of a project in MW. As a result of wind and other conditions, a project or a turbine will not operate at its rated capacity at all times and the amount of electricity generated will be less than its rated capacity. The amount of electricity generated may vary based on a variety of factors.

(4)
Pattern Development-Owned capacity represents the maximum, or rated, electricity generating capacity of the project in MW multiplied by Pattern Development 1.0's or Pattern Development 2.0's percentage ownership interest in the distributable cash flow of the project.

(5)
From time to time, the Company conducts strategic reviews of its markets. Pattern Energy is conducting a strategic review of the market, growth, and opportunities in Chile. In the event management believes the Company can utilize funds that have already been invested in Chile or funds that might otherwise be invested in Chile in a more productive manner elsewhere that could generate a higher return on investment, the Company may decide to exit Chile for other opportunities with greater potential. In addition, Pattern Development 1.0 is also concurrently exploring strategic alternatives for its assets in Chile.

Cash Available for Distribution and Adjusted EBITDA Non-GAAP Reconciliations
The following tables reconcile non-GAAP net cash provided by operating activities to cash available for distribution and net income (loss) to Adjusted EBITDA, respectively, for the periods presented (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities(1)	$2,147	$37,395	$159,330	$107,371
Changes in operating assets and liabilities	25,481	(4,513)	(22,475)	800
Network upgrade reimbursement	346	—	8,936	—
Release of restricted cash to fund project and general and administrative costs	—	—	—	590
Operations and maintenance capital expenditures	(254)	(133)	(517)	(879)
Distributions from unconsolidated investments	2,821	8,292	11,211	40,066
Other	598	(195)	1,974	(130)
Less:
Distributions to noncontrolling interests	(4,537)	(3,584)	(13,701)	(11,771)
Principal payments paid from operating cash flows	(17,140)	(17,060)	(40,911)	(39,322)
Cash available for distribution	$9,462	$20,202	$103,847	$96,725
(1) Included in net cash provided by operating activities is the portion of distributions from unconsolidated investments paid from cumulative earnings representing the return on investment.

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net loss	$(48,376)	$(11,050)	$(60,521)	$(55,744)
Plus:
Interest expense, net of interest income	26,710	19,583	73,009	60,906
Tax (benefit) provision	(3,839)	1,311	5,477	4,038
Depreciation, amortization and accretion	56,650	45,755	156,629	136,974
EBITDA	31,145	55,599	174,594	146,174
Unrealized loss on energy derivative (1)	3,113	818	10,134	14,970
Gain (loss) on undesignated derivatives, net	4,081	(1,825)	9,480	17,685
Realized loss on derivatives	2,207	—	2,207	—
Net loss on transactions	466	314	1,585	353
Adjustments from unconsolidated investments	—	(8,439)	—	(19,573)
Plus, proportionate share from unconsolidated investments:
Interest expense, net of interest income	10,270	7,634	29,108	22,778
Depreciation, amortization and accretion	9,361	6,660	26,390	19,624
(Gain) loss on undesignated derivatives, net	(5,908)	1,544	(8,696)	17,015
Adjusted EBITDA	$54,735	$62,305	$244,802	$219,026
(1)    Amount is included in electricity sales on the consolidated statements of operations.

Conference Call and Webcast
Pattern Energy will host a conference call and webcast to discuss these results at 10:30 a.m. Eastern Time, today, November 9, 2017. Mike Garland, President and CEO, and Mike Lyon, CFO, will co-chair the call. Participants should call (888) 231-8191 or (647) 427-7450 and ask an operator for the Pattern Energy earnings call. Please dial in 10 minutes prior to the call to secure a line. A replay will be available shortly after the call. To access the replay, please dial (855) 859-2056 or (416) 849-0833 and enter access code 8787979. The replay recording will be available until 11:59 p.m. Eastern Time, November 30, 2017.
A live webcast of the conference call will be also available on the events page in the investor section of Pattern Energy’s website at www.patternenergy.com. An archived webcast will be available for one year.
About Pattern Energy
Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ Global Select Market and Toronto Stock Exchange. Pattern Energy has a portfolio of 20 wind power facilities, including one project it has agreed to acquire, with a total owned interest of 2,736 MW in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power facilities generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the ability to achieve the 2017 cash available for distribution target; achieve the five year average annual CAFD generated by Meikle and Mont Sainte-Marguerite; achieve the next phase of its growth strategy; capitalize on the assets from the iROFO list and investment in Pattern Development 2.0; achieve its target of 5 GW by 2020; the outcome of wind conditions in the fourth quarter; the timing for the Santa Isabel project to be reconnected to the high voltage grid or for PREPA to restore the high voltage grid in Puerto Rico; the timing of the consummation of the acquisition of Mont Sainte-Marguerite; and the ability of the Company to consummate additional acquisitions from the iROFO list. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company's annual report on Form 10-K and any quarterly reports on Form 10-Q. The risk factors and other factors noted therein could cause actual events or the Company's actual results to differ materially from those contained in any forward-looking statement.
# # #

Contacts:

Media Relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-526-1563 ross.marshall@loderockadvisors.com

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$91,057	$83,932
Restricted cash	7,150	11,793
Funds deposited by counterparty	33,530	43,635
Trade receivables	48,960	37,510
Derivative assets, current	18,824	17,578
Prepaid expenses	18,405	13,803
Deferred financing costs, current, net of accumulated amortization of $11,360 and $9,350 as of September 30, 2017 and December 31, 2016, respectively	2,514	2,456
Other current assets	19,058	7,350
Total current assets	239,498	218,057
Restricted cash	19,866	13,646
Property, plant and equipment, net	4,023,355	3,135,162
Unconsolidated investments	303,833	233,294
Derivative assets	14,865	26,712
Deferred financing costs	4,339	4,052
Net deferred tax assets	6,107	5,559
Finite-lived intangible assets, net	138,516	91,895
Other assets	22,649	24,390
Total assets	$4,773,028	$3,752,767

Pattern Energy Group Inc. Consolidated Balance Sheets (In thousands of U.S. Dollars, except share data) (Unaudited)
	September 30,	December 31,
	2017	2016
Liabilities and equity
Current liabilities:
Accounts payable and other accrued liabilities	$53,200	$31,305
Accrued construction costs	2,765	1,098
Counterparty deposit liability	33,530	43,635
Accrued interest	7,043	9,545
Dividends payable	37,645	35,960
Derivative liabilities, current	12,095	11,918
Revolving credit facility	253,000	180,000
Current portion of long-term debt, net	58,213	48,716
Other current liabilities	13,133	4,698
Total current liabilities	470,624	366,875
Long-term debt, net	1,871,607	1,334,956
Derivative liabilities	21,979	24,521
Net deferred tax liabilities	50,573	31,759
Finite-lived intangible liability, net	52,062	54,663
Contingent liabilities	58,820	576
Other long-term liabilities	98,519	60,673
Total liabilities	2,624,184	1,874,023
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value per share: 500,000,000 shares authorized; 88,569,377 and 87,410,687 shares outstanding as of September 30, 2017 and December 31, 2016, respectively	886	875
Additional paid-in capital	1,062,252	1,145,760
Accumulated loss	(104,225)	(94,270)
Accumulated other comprehensive loss	(24,821)	(62,367)
Treasury stock, at cost; 115,146 and 110,964 shares of Class A common stock as of September 30, 2017 and December 31, 2016, respectively	(2,597)	(2,500)
Total equity before noncontrolling interest	931,495	987,498
Noncontrolling interest	1,217,349	891,246
Total equity	2,148,844	1,878,744
Total liabilities and equity	$4,773,028	$3,752,767

Pattern Energy Group Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue:
Electricity sales	$89,807	$89,919	$293,977	$266,952
Other revenue	2,223	1,995	6,646	6,039
Total revenue	92,030	91,914	300,623	272,991
Cost of revenue:
Project expense	33,932	31,271	96,437	96,711
Transmission costs	7,421	113	12,213	278
Depreciation and accretion	52,379	43,693	144,637	130,782
Total cost of revenue	93,732	75,077	253,287	227,771
Gross profit (loss)	(1,702)	16,837	47,336	45,220
Operating expenses:
General and administrative	9,068	9,598	31,969	27,425
Related party general and administrative	3,587	3,553	10,589	7,381
Total operating expenses	12,655	13,151	42,558	34,806
Operating income (loss)	(14,357)	3,686	4,778	10,414
Other income (expense):
Interest expense	(27,147)	(19,798)	(74,541)	(62,134)
Gain (loss) on undesignated derivatives, net	(4,081)	1,825	(9,480)	(17,685)
Realized loss on designated derivatives	(2,207)	—	(2,207)	—
Earnings (loss) in unconsolidated investments, net	(3,964)	4,685	27,431	15,755
Net loss on transactions	(466)	(314)	(1,585)	(353)
Other income, net	7	177	560	2,297
Total other expense	(37,858)	(13,425)	(59,822)	(62,120)
Net loss before income tax	(52,215)	(9,739)	(55,044)	(51,706)
Tax (benefit) provision	(3,839)	1,311	5,477	4,038
Net loss	(48,376)	(11,050)	(60,521)	(55,744)
Net loss attributable to noncontrolling interest	(18,548)	(7,037)	(50,566)	(24,838)
Net loss attributable to Pattern Energy	$(29,828)	$(4,013)	$(9,955)	$(30,906)

Weighted-average number of common shares outstanding
Basic and diluted	87,370,979	81,531,775	87,146,465	76,821,811
Loss per share attributable to Pattern Energy
Class A common stock:
Basic and diluted	$(0.34)	$(0.05)	$(0.12)	$(0.40)
Dividends declared per Class A common share	$0.42	$0.40	$1.25	$1.17

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2017	2016
Operating activities
Net loss	$(60,521)	$(55,744)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	144,637	130,782
Amortization of financing costs	5,879	5,242
Amortization of debt discount/premium, net	3,379	3,147
Amortization of power purchase agreements, net	2,435	2,278
Loss on derivatives, net	15,662	29,757
Realized loss on derivatives, net	2,207	—
Stock-based compensation	4,085	4,362
Deferred taxes	9,133	3,681
Intraperiod tax allocation	(3,656)	—
Earnings in unconsolidated investments, net	(27,431)	(15,755)
Distributions from unconsolidated investments	43,093	377
Other reconciling items	(2,047)	44
Changes in operating assets and liabilities:
Funds deposited by counterparty	10,105	(46,643)
Trade receivables	(2,861)	6,078
Prepaid expenses	(3,187)	(1,005)
Other current assets	(9,790)	(3,709)
Other assets (non-current)	2,457	865
Accounts payable and other accrued liabilities	16,389	(2,658)
Counterparty deposit liability	(10,105)	46,643
Accrued interest	(3,884)	(6,017)
Other current liabilities	8,040	811
Long-term liabilities	14,569	4,952
Contingent liabilities	742	(117)
Net cash provided by operating activities	159,330	107,371
Investing activities
Cash paid for acquisitions, net of cash and restricted cash acquired	(289,329)	(4,024)
Capital expenditures	(44,295)	(31,554)
Distributions from unconsolidated investments	11,211	40,066
Other assets	7,607	1,619
Other investing activities	—	(136)
Net cash provided by (used in) investing activities	(314,806)	5,971

Pattern Energy Group Inc. Consolidated Statements of Cash Flows (In thousands of U.S. dollars) (Unaudited)
	Nine months ended September 30,
	2017	2016
Financing activities
Proceeds from public offering, net of issuance costs	$22,431	$286,583
Dividends paid	(107,943)	(85,159)
Capital distributions - noncontrolling interest	(13,701)	(11,771)
Payment for deferred financing costs	(7,763)	(134)
Proceeds from revolving credit facility	323,000	20,000
Repayment of revolving credit facility	(250,000)	(340,000)
Proceeds from debt	404,395	—
Repayment of debt	(192,109)	(39,322)
Payment for interest rate swaps	(14,372)	—
Other financing activities	(3,712)	(634)
Net cash provided by (used in) financing activities	160,226	(170,437)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3,952	1,750
Net change in cash, cash equivalents and restricted cash	8,702	(55,345)
Cash, cash equivalents and restricted cash at beginning of period	109,371	146,292
Cash, cash equivalents and restricted cash at end of period	$118,073	$90,947
Supplemental disclosures
Cash payments for income taxes	$335	$233
Cash payments for interest expense	$70,100	$59,172
Schedule of non-cash activities
Change in property, plant and equipment	$619	$6,132